Exhibit 4.5

EXECUTION VERSION

CREDIT SUISSE AG

(the existing Company)

UBS AG

(the successor Company)

AND

THE BANK OF NEW YORK MELLON

(formerly known as The Bank of New York)

(the Trustee)

FOURTH SUPPLEMENTAL INDENTURE

dated as of May 30, 2024

Supplemental to the Senior Indenture,

dated as of March 29, 2007

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of May 30, 2024, among CREDIT SUISSE AG, a corporation (Aktiengesellschaft) organized under the laws of Switzerland (the “Company”), UBS AG, a corporation (Aktiengesellschaft) organized under the laws of Switzerland (“UBS AG”) and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation (the “Trustee”), to the Base Indenture (as defined below).

RECITALS OF THE COMPANY AND UBS AG

WHEREAS, the Company and the Trustee have previously executed a senior indenture, dated as of March 29, 2007 (the “Base Indenture”) and a first supplemental indenture, dated as of May 6, 2008 (the “First Supplemental Indenture”), a second supplemental indenture, dated as of March 25, 2009 (the “Second Supplemental Indenture”), and a third supplemental indenture, dated as of September 9, 2020 (the “Third Supplemental Indenture”), each supplementing the Base Indenture;

WHEREAS, UBS AG and the Company entered into a merger agreement on December 7, 2023 (as amended or restated from time to time), pursuant to which they agreed to a merger by absorption under Swiss law (Absorptionsfusion), whereby the Company (including its branches) will be absorbed by UBS AG (the “Merger”);

WHEREAS, effective upon registration of the Merger with the commercial registers of the Canton of Zurich and the Canton of Basel-City in Switzerland (such date of registration, the “Effective Date”), the Company will cease to exist and all of its assets, liabilities and contracts (including its obligations under the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture) will automatically transfer to, and be absorbed and taken over by, UBS AG by operation of Swiss law (Universalsukzession);

WHEREAS, pursuant to Section 5.01 of the Base Indenture, UBS AG desires to assume all of the obligations of the Company on all of the Securities and under the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, and on the terms and conditions set forth in the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture and herein with effect as of the Effective Date;

WHEREAS, Section 9.01(b) of the Base Indenture provides that, without the consent of the Holders, the Company and the Trustee may enter into a supplemental indenture to amend or supplement any of the provisions of the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, to comply with Article 5 thereof;

WHEREAS, each of UBS AG and the Company has authorized the execution and delivery of this Fourth Supplemental Indenture;

WHEREAS, at the request of the Trustee, the Company has furnished the Trustee with (i) an Opinion of Counsel complying with the requirements of Sections 5.01, 9.05, 10.03 and 10.04 of the Base Indenture and (ii) Officers’ Certificates complying with the requirements of Sections 5.01, 10.03 and 10.04 of the Base Indenture; and

WHEREAS, all conditions and requirements necessary to make this Fourth Supplemental Indenture a valid agreement of each of the Company and UBS AG, in accordance with the terms of the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, and a valid amendment of and supplement to the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities pursuant to the Base Indenture, as amended or supplemented from time to time, by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of all series of Securities, that the Base Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

1.

Capitalized Terms. For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided, or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture.

2.

Agreement to Assume Obligations. Pursuant to and in accordance with Article 5 of the Base Indenture and by operation of Swiss law, and with effect as of the Effective Date, UBS AG shall succeed to, and be substituted for, and may exercise every right and power of, the Company on all of the Securities and under the Indenture with the same effect as if UBS AG had been named as the “Company” under the Indenture. As of the Effective Date, UBS AG hereby assumes all of the obligations of the Company on all of the Securities and under the Indenture on the terms and subject to the conditions set forth in this Fourth Supplemental Indenture, in the Securities and in the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture.

3.

Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts and all of said counterparts executed and delivered each as an original shall constitute but one and the same instrument. The words “execution”, “signed”, “signature”, and words of like import in this Fourth Supplemental Indenture or in any other certificate, agreement or document related to this Fourth Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

4.

Trustee’s Duties, Responsibilities and Liabilities. The recitals contained herein shall be taken as statements of UBS AG or the Company, and the Trustee assumes no responsibility for the correctness of such statements. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture. The Trustee assumes no duties, responsibilities or liabilities by reason of this Fourth Supplemental Indenture other than as set forth in the Base Indenture, and this Fourth Supplemental Indenture is executed and accepted by the Trustee subject to all terms and conditions of its acceptance of the trust under the Base Indenture, as fully as if said terms and conditions were herein set forth at length.

5.

Ratification and Confirmation. As amended and modified by this Fourth Supplemental Indenture, the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, is in all respects ratified and confirmed and the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

6.

Notices. With effect as of Effective Date, Section 10.02 of the Base Indenture is hereby amended by replacing the first paragraph thereof, the references to addresses and the subparagraph immediately thereafter with the following:

Any notice or communication shall be sufficiently given if written and (a) if delivered in person, when received, or (b) if mailed by first class mail, 5 days after mailing, or (c) as between the Company and the Trustee if sent by electronic transmission, when transmission is confirmed, in each case addressed as follows:

if to the Company:

UBS AG

Bahnhofstrasse 45

8001 Zurich, Switzerland

Email: OL-GT-Funding@ubs.com

Attention: Group Treasury

if to the Trustee:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attention: Corporate Trust Administration

Telephone: +1 212 815 5723

Email: Janet.Y.Wong@bnymellon.com

The Company or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

7.

Electronic Means. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), pursuant to this Fourth Supplemental Indenture and related documents sent by Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers or other persons with the authority to provide such Instructions or directions and containing specimen signatures of such authorized officers or persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an authorized officer or person listed on the incumbency certificate provided to the Trustee have been sent by such authorized officer or person. The Company shall be responsible for ensuring that only authorized officers or persons transmit such Instructions to the Trustee and that the Company and all authorized officers or persons are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees (i) to assume all risks arising out of its use of Electronic Means to submit Instructions to the Trustee, including the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

CREDIT SUISSE AG, as the existing Company under the Indenture,

By:	/s/ Christopher Chadie
Name: Christopher Chadie
Title: Authorized Person

By:	/s/ Noah Lee
Name: Noah Lee
Title: Authorized Person

[Signature Page to Fourth Supplemental Indenture]

UBS AG, as the successor Company under the Indenture,

By:	/s/ Kevin Tillotson
Name: Kevin Tillotson
Title: Authorized Person

By:	/s/ Antonio Boné
Name: Antonio Boné
Title: Authorized Person

[Signature Page to Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as the Trustee

By:	/s/Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]